EXHIBIT 99.1

N E W S R E L E A S E	[LOGO]

Contact:	Bob Marsocci

DIRECTV, Inc.

(310) 726-4656

DIRECTV Closes Exchange Offer

EL SEGUNDO, CA, September 24, 2003 – DIRECTV Holdings LLC and DIRECTV Financing Co., Inc. (collectively, “DIRECTV”) announced today that it completed its offer to exchange an aggregate principal amount of up to $1.4 billion of DIRECTV’s newly issued 8 3/8% Senior Notes due March 15, 2013, which have been registered under the Securities Act of 1933, as amended, for a like principal amount of DIRECTV’s outstanding unregistered 8 3/8% Senior Notes due March 15, 2013 from the holders thereof.

DIRECTV reported that at least $1.39 billion, or approximately 99%, of the outstanding aggregate principal amount of the original notes had been validly tendered by the holders and accepted for exchange by DIRECTV.

DIRECTV is the nation’s leading digital multichannel television service provider with more than 11.5 million customers. DIRECTV and the Cyclone Design logo are trademarks of DIRECTV, Inc., a unit of Hughes Electronics Corp. HUGHES is a world-leading provider of digital television entertainment, broadband satellite networks and services, and global video and data broadcasting. The earnings of HUGHES, a unit of General Motors Corporation, are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE: GMH). For more information, visit www.DIRECTV.com.

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